Exhibit 99.1

PRESS RELEASE

InfoSonics Announces Completion of

Financing Transaction

SAN DIEGO, January 22, 2018 – InfoSonics Corporation (the “Company”)(NASDAQ: IFON) announced today that on January 19, 2018 the Company entered into a securities purchase agreement for the sale of $1 million face value of three year 0% convertible notes and warrants with accredited investors affiliated with Cooltech Holding Corp. (“Cooltech”).  The Company will use the proceeds of the offering to pay Company expenses related to the merger with Cooltech and for general corporate purposes.

Vernon A. LoForti, InfoSonics’ Chief Financial Officer, commented: “Since it was announced on July 26, 2017, InfoSonics and Cooltech have been working diligently to complete the merger of our companies. However, progress was hindered as Cooltech worked with its auditors to obtain pre-acquisition audited financial statements required by the Securities and Exchange Commission of certain entities it recently acquired in a series of roll-up transactions. We now expect to close the transaction in March 2018.”

The notes are convertible into an aggregate of 570,287 shares of common stock of the Company and the warrants are exercisable for 570,287 shares of common stock of the Company at an exercise price of $1.83 per share. The notes bear no interest but contain customary default terms, which would accelerate repayment of the principal amount outstanding and not converted into common stock at the time of the default. The warrants will be exercisable commencing six months from January 19, 2018 and have a term of exercise equal to three years.

Under NASDAQ Listing Rule 5635, the Company may not issue securities representing more than 19.99% of the outstanding common stock of the Company prior to receiving stockholder approval. If the Company does not obtain stockholder approval for this offering, the notes and warrants issued pursuant to the securities purchase agreement will not be convertible or exercisable in excess of 19.99% of the outstanding common stock of the Company and the Company will be required to resubmit a proposal to the stockholders at least every 120 days. In certain circumstances, the Company may also be subject to certain liquidated damages of up to 1% of the aggregate value of the notes for each month in which the Company fails to obtain stockholder approval up to an aggregate of 12%. The requirement to obtain stockholder approval for the offering is not contingent on the consummation of the merger with Cooltech.

About InfoSonics Corporation
InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and retailers in Latin America under the verykool® brand.  The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value.  Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where To Find It

The merger with Cooltech will be submitted to the stockholders of the Company for their consideration. On September 19, 2017, the Company filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus of the Company, which Registration Statement was amended on October 31, 2017 and on

January 17, 2018.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by InfoSonics free of charge by directing a request to Vernon A. LoForti, Vice President and Chief Financial Officer, InfoSonics Corporation, 4435 Eastgate Mall, Suite 320, San Diego, CA  92121, vern.loforti@infosonics.com; Phone: 858‑373-1675.

Participants in the Solicitation

The Company, Cooltech, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Company stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about the Company’s executive officers and directors in its Annual Report on Form 10-K, filed with the SEC on March 10, 2017 and amended on April 27, 2017.

Contact:

Vernon A. LoForti
Chief Financial Officer
vern.loforti@infosonics.com
858-373-1675

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